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                                                                     EXHIBIT 3.8


                       BRADLEY REAL ESTATE, INC.

                        ARTICLES SUPPLEMENTARY



Bradley Real Estate, Inc., a Maryland corporation (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST: Under a power contained in Section 7.5 of the Articles of Amendment and Restatement of the Corporation (the "Charter"), the Board of Directors of the Corporation (the "Board of Directors"), voted at a meeting held on September 14, 1999, to reclassify 200,000 shares (the "Shares") of 8.875% Series C Cumulative Redeemable Perpetual Preferred Stock as 200,000 shares of undesignated and unclassified Preferred Stock (as defined in the Charter), which reclassification shall be reflected in Article VII of the Charter upon any restatement of the Charter.

         SECOND: The Shares have been reclassified by the Board of Directors under the authority contained in the Charter.

         THIRD: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

         FOURTH: The undersigned President of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.




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         IN WITNESS WHEREOF, the Corporation has caused these Articles
Supplementary to be executed under seal in its name and on its behalf by its President and attested to by its Secretary on this 22nd day of October, 1999.


                                         BRADLEY REAL ESTATE, INC.



                                         By: /s/ Thomas P. D"Arcy        (SEAL)
                                            -----------------------------
                                             Thomas P. D"Arcy, President

ATTEST:


 /s/ Marianne Dunn
------------------------
Marianne Dunn, Secretary







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